Bimini Capital Management, Inc. Announces Share Repurchase Plan

VERO BEACH, FLORIDA – Bimini Capital Management, Inc. (OTCQB: BMNM) (the “Company”) announced today that its Board of Directors approved a plan to repurchase up to $2.5 million of the Company's Class A Common Stock over the next 24 months.

The Company stated that shares will be repurchased in the open market in accordance with a written plan adopted pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Exchange Act”).  The Company will finance the repurchases using its available cash.  The plan announced today replaces the repurchase plan that was approved on March 26, 2018.  Pursuant to that plan, the Company repurchased 71,599 shares at an aggregate cost of approximately $169,000.

Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under the insider trading laws or because of self-imposed blackout periods.  Repurchases under the plan will be executed by Ladenburg Thalmann & Co. Inc.

There can be no assurance as to the number or aggregate value of shares that will be repurchased by the Company. Subject to the rules and regulations of the Exchange Act, the Rule 10b5-1 plan may be suspended or discontinued at any time at the Company’s discretion.  Share repurchases are expected to commence on September 27, 2021 and will continue until repurchases total $2.5 million or the Company terminates the plan, whichever occurs first.

In making the announcement, Chairman and CEO Robert E. Cauley stated, “We are committed to delivering shareholder value, and this repurchase plan authorization reflects the Board's confidence in both our short-term prospects and our long-term strategy.  Although there is no assurance as to the number of shares that will be repurchased, repurchases under the new plan have the potential to be significantly greater than the repurchases that were made under our prior, more restrictive plan.”